Exhibit 99.1

AMENDMENT NO. 4

TO

TRANSITION SERVICES AGREEMENT

AMENDMENT NO. 4 (this “Amendment”) dated as of March 27, 2008, to the Transition Services Agreement (as previously amended, the “Agreement”) among MPC-PRO, LLC, a Delaware limited liability company (“Buyer”) and GATEWAY, INC., a Delaware corporation (“Seller”).

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth in this Amendment;

WHEREAS, the parties to the Agreement desire (i) to modify the payment terms under the Agreement, and (ii) to establish a payment schedule with respect to certain other inventory purchases by Buyer from Seller; and

ACCORDINGLY, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment and the Agreement, as applicable, and for other good and valuable consideration (the receipt and sufficiency are hereby acknowledged and intending to be legally bound hereby), the parties hereto hereby agree as follows:

1.         TSA Balance Payoff. As of March 27, 2008, the outstanding balance payable by Buyer to Seller for Buy/Sell Activity and Extended Services under the Agreement was Twelve Million Six Hundred Eleven Thousand Sixty-seven and 11/100 Dollars ($[12,611,067.11]) (the “TSA Outstanding Balance”). Notwithstanding any other provision set forth in the Agreement, payment by for the TSA Outstanding Balance, plus any additional amounts that become due and payable for Buy/Sell Activity or Extended Services shall be paid, without interest, as follows: (i) Three Hundred Twenty-five Thousand and No/100 Dollars ($325,000.00) per week for four (4) weeks commencing March 28, 2008; (ii) One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) per week for four (4) weeks, commencing May 2, 2008; and (iii) One Million and No/100 Dollars ($1,000,000.00) per week thereafter, until the TSA Outstanding Balance is paid in full.

2.         Inventory Purchase Balance. As of March 27, 2008, Buyer owed Seller, in addition to the amounts set forth in Section 1 above the amount of Two Million Two Hundred Ninety-one Thousand Three Hundred Sixty-two and 05/100 Dollars ($2,291,362.05) for certain inventory purchases (the “Inventory Purchase Balance”). The Inventory Purchase Balance shall be paid, without interest, on Net 60 terms.

3.         No Other Change. This Amendment shall constitute an amendment of the Agreement pursuant to Section 15 thereof. Except as expressly set forth in this Amendment, the Agreement is and shall continue to be in full force and effect and, as so amended hereby, is hereby ratified and confirmed in all respects.

(MP) 08481/006/TSA/TSA.amend2.doc	01/24/08 4:13 PM

4.         Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.         Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

(MP) 08481/006/TSA/TSA.amend2.doc	01/24/08 4:13 PM

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MPC-PRO, LLC
By:	/s/ Curtis Akey
	Name:	Curtis Akey
	Title:	CFO

GATEWAY, INC.
By:	/s/ John Goldsberry
	Name:	John Goldsberry
	Title:	CFO

[Signature Page to Amendment No. 4 to Transition Services Agreement]

3835380_3.DOC